                                                                    Exhibit 99.0


NEWS RELEASE                                            CONTACTS: (408) 995-5115
                                        Media Relations:  Bill Highlander, X1244
                                        Investor Relations:  Rick Barraza, X1125

         CALPINE REPORTS 2001 DILUTED EARNINGS PER SHARE UP 63% TO $1.95

                 OPERATING PORTFOLIO UP 90% TO 11,100 MEGAWATTS

      (SAN JOSE, CALIF.) January 31, 2002 - Calpine Corporation (NYSE:CPN), the nation's leading independent power company, today reported it achieved 63 percent growth in recurring diluted earnings per share for 2001 compared with the year earlier, despite a challenging year for the U.S. power industry and national economy.


                                                  Fourth Quarter                         Year End
                                         ------------------------------        -------------------------------
                                         2001        2000         % Chg        2001        2000          % Chg
                                         ----        ----         -----        ----        ----          -----

Kilowatt Hours (millions)               14,738       6,641         122%       43,542      22,750          91%
Revenue (millions)                     $ 1,721     $ 1,100          56%      $ 7,590     $ 2,547         198%
Net Income (millions) (a)              $   104     $   135         (23)%     $   680     $   374          82%
Diluted Earnings Per Share (a)         $  0.31     $  0.40         (23)%     $  1.95     $  1.20          63%
EBITDA, as adjusted (millions) (b)     $   345     $   342           1%      $ 1,613     $ 1,016          59%
Total Assets (billions)                $    21     $    10         110%

(a) From recurring operations, before deduction of merger expense in connection with the Encal Energy Ltd. pooling-of-interests transaction, and before extraordinary gains/(charges) and cumulative effect of a change in accounting principle

(b) Earnings Before Interest, Tax, Depreciation and Amortization, as adjusted(1) (see attached Supplemental Data for reconciliation to net income)

      "2001 was both a rewarding and challenging year for Calpine and the U.S. power sector. Not only did we conclude a five-year period in which recurring earnings per share grew at a compound annual rate of 78 percent, we successfully executed on our long-term strategy of building the nation's most efficient, low-cost fleet of power generating facilities. This considerably strengthens our competitive advantage in today's challenging market climate," said Calpine Chairman, CEO and President Peter Cartwright. "Calpine nearly doubled its generating capacity in attractive power markets across North America and added its first European project in the United Kingdom. We secured attractive multi-year contracts with large load-serving entities and considerably enhanced our natural gas asset base to fuel our fleet of low-cost gas-fired facilities. These accomplishments combine to strengthen Calpine's business, positioning us to meet our long-term growth objectives when market conditions recover."

      "Calpine's 2001 achievements occurred despite the reductions in demand due to the national economic recession and unusually mild weather - short-term challenges that should not obscure the very real long-term need for new power generating capacity in the markets we serve," continued Cartwright. "We enter 2002 mindful of the many uncertainties in today's economy. While we are focused on continuing to build our capacity to meet long-term power needs, we will do so on an economically sound basis and with disciplined attention to liquidity and evolving conditions in the power markets."


2001 HIGHLIGHTS

2001 ANNUAL AND FOURTH QUARTER FINANCIAL RESULTS

       Financial results for the three and twelve months ended December 31, 2001 reflected the continued execution of Calpine's strategy to own and operate low-cost generating facilities in key North American power markets and Calpine Energy Services' successful risk management and optimization program. However, as a result of the nationwide economic slowdown, the industry experienced lower industrial demand during 2001, which, along with unusually mild weather, substantially reduced prices for power and spark spreads.

      Calpine recorded certain significant results arising from activities that are ancillary to the marketing of its electric generation and oil and gas production. The company considers these ancillary activities to be integral to its operating activities and expects to continue to record results of similar activities in the future. Those significant ancillary activities for the quarter ended December 31, 2001 include on a pre-tax basis, approximately $20.3 million related to gains on the sale of non-strategic oil and gas properties and of excess emission reduction credits, and $28.1 million related to the settlement and termination of a contract with a gas supplier. These increases were partially offset by a $9.0 million discount related to the sale of the company's Pacific Gas and Electric Company (PG&E) receivables.

      Calpine's Power Systems Manufacturing subsidiary continued to execute on its business model with the licensing of combustion system technology for gas turbines. The company recorded technology licensing revenue of $10.6 million in the quarter and expects to further benefit in the future from a related development and supply agreement. Calpine also benefited from a lower effective tax rate in 2001 compared to 2000, primarily as a result of the cross border financing structures for its Canadian and U.K. operations.

      A significant event that affected the power industry during the quarter was the Chapter 11 bankruptcy of Enron Corporation and its subsidiaries (Enron). Calpine has no net collection exposure with Enron. A netting agreement is in place, allowing the company to offset the amounts owed by certain of the Enron subsidiaries to Calpine with the amounts Calpine owes to those subsidiaries. On December 10, 2001, Calpine terminated all contracts with Enron. The company expects to have a net payable to Enron upon settlement. In addition, Calpine's current business with Enron is limited to fully collateralized transactions.


MARKET-LEADING POWER GENERATION PROGRAM

      In 2001, Calpine increased its power generation portfolio by 90 percent over 2000, adding more than 5,200 megawatts (mw) of capacity to its gas-fired portfolio in key power markets. The company:

      - Completed construction of 11 gas-fired facilities, adding approximately 4,000 mw of generation in Alabama, Arizona, Arkansas, California, Maine, Missouri, South Carolina, Texas and Wisconsin;

      -     Acquired interests in two cogeneration facilities in Canada;

      - Entered the U.K. power market with the acquisition of a new state-of-the-art 1,200-mw cogeneration project;

      - Secured multi-year power sales agreements with large load-serving entities and industrial customers, including Seminole Electric, California Department of Water Resources, Reliant Energy, Carolina Power & Light, Wisconsin Power and Light, Wisconsin Public Service, Xcel Energy, Shell Chemical and DSM Chemical;

      - Moved into advanced development stage, a number of gas-fired facilities in key North American power markets.

      Calpine continues to strengthen its position as the low-cost producer in the markets it serves. The company manages every aspect of a power generating facility - from development through design, engineering and construction management, into operations, fuel supply and power marketing. Its regional systems of fuel-efficient generating facilities incorporate advanced combined-cycle technology, which allows Calpine to generate electricity up to 40% more efficiently to lower energy prices and conserve natural gas, while advancing air quality goals.


FUELS PROGRAM

      Calpine continues to expand and diversify its fully integrated fuels program to help lower costs and maximize the value of its North American energy centers. In 2001, Calpine significantly strengthened its portfolio of low-cost natural gas reserves in strategic gas markets. To date, the company owns 1.3 trillion cubic feet equivalent of proved natural gas reserves in Canada and the United States. The company:

      - Completed a merger with Calgary-based Encal Energy, Ltd., adding 0.7 trillion cubic feet equivalent of proved natural gas reserves and access to firm gas transportation capacity from Western Canada to California and the Eastern U.S.;

      - Acquired natural gas reserves in the San Juan Basin of New Mexico and Texas totaling 250 billion cubic feet equivalent of proved reserves.


CAPITAL PROGRAM

      Access to capital on attractive terms is integral to Calpine's program of Repowering America. Notwithstanding recent uncertainties in the domestic energy and capital markets, Calpine continued to demonstrate its ability to raise substantial capital to meet both its liquidity needs and its 2002 construction financing requirements. In 2001, Calpine completed approximately $10.5 billion of financing transactions, and earlier this month, the company received commitments for an additional $1 billion unsecured working capital credit facility.

An important goal of the company is to restore its investment grade status with Moody's Investors Service and Fitch, Inc. and to attain an initial investment grade rating from Standard & Poor's. Calpine continues to work closely with the rating agencies as they evolve their rating criteria for this industry with the goal of achieving and maintaining investment grade status. Calpine continues to explore various alternatives that may be used to further strengthen its creditworthiness, including joint ventures, outsourcing the marketing of certain blocks of power, additional equity and tolling agreements.


2002 OUTLOOK

      "We face challenges that are likely to continue well into 2002; however, we believe demand for power from efficient, modern plants will out-pace supply and improve pricing over the longer term. While many of our competitors are abandoning the market, canceling projects and selling assets, Calpine has developed a 2002 business plan that balances the pace of its development power program with its need to reduce capital spending and adapt to current market conditions. This plan retains our ability to respond quickly when power demand increases as a result of economic recovery and more normal weather patterns - but only when new projects meet our exacting investment criteria," Cartwright said. "Calpine has built a foundation of assets that will allow us to continue to grow, and to grow profitably."

      As outlined on January 16, 2002, Calpine has segmented its development program into two distinct components, a firm program and a flexible program.

      Under the firm program, Calpine will continue to advance those projects already in construction in 2002. The company currently has 27 gas-fired energy centers under construction, totaling 15,200 mw of capacity, across a diversified range of key power markets. This program is expected to create strong cash flow and earnings and will more than double Calpine's generating base, increasing generating capacity from 11,100 mw today, to 23,200 mw by the end of 2002. Calpine has secured multi-year contracts with large load-serving entities, industrial customers and other wholesale counterparties for approximately 65% of its portfolio in 2002. Calpine expects to have 26,300 mw on line in 2003. Calpine will continuously monitor its construction capital expenditures to assure that this program remains in alignment with power market conditions and the availability of capital at attractive terms.

      The flexible program represents an additional 15,100 mw of gas-fired generation. Development of these projects is expected to continue until they are ready for construction, at which point they will be placed on hold pending further review by the company. Construction will proceed only when there is an established market need for additional generating resources at prices that will allow the company to meet its established investment criteria.

Calpine remains focused on enhancing the financial strength of the company and ensuring sufficient liquidity. During 2002, the capital required to fund the construction of 27 projects is expected to be approximately $2.5 billion. In addition, approximately $250 million is planned for major maintenance for operating plants and capital for gas operations.

      Funds available in 2002 include approximately $1.8 billion of cash resources(c), approximately $875 million of borrowing capacity under working capital(d) and construction revolvers, estimated annual operating cash flow(e) of $1.2 billion, and approximately $500 million of projected proceeds from a planned sale/leaseback of certain peaking facilities. These will be used in part to repay $819 million of zero coupon convertible debentures and $330 million of cash lease payments.

      In addition, Calpine is currently evaluating other sources of liquidity that could yield an estimated $1.5 billion. These include additional lease financing, the sale of non-strategic power and gas assets and the monetization of certain receivables. Further, Calpine has existing power sales agreements with a current present value above market of $6.5 billion.

      "Calpine has the people, the resources and the proven strategy in place to enable us to deliver value for our shareholders, our customers and our employees. We are proud that Calpine achieved earnings growth of 63 percent in such challenging times, and we are committed to executing our program in 2002 and beyond," Cartwright said.


------------

(c) Cash resources include $1.5 billion on hand at year-end, $224 million balance due and in escrow at December 31, 2001 on the PG&E receivables sale and $100 million balance of proceeds from the $1.2 billion convertible senior notes offering received in early January 2002.

(d) Includes $750 million of borrowing capacity under an existing $400 million working capital revolver and a pending $1 billion working capital revolver. The company has received commitments for the $1 billion facility and expects to complete the transaction in February.

(e) Annual operating cash flow for 2002 is based on an initial earnings estimate of $1.70 per share, which is expected to generate approximately $2 billion of EBITDA, as adjusted. Annual operating cash flow equals EBITDA, as adjusted, plus non-cash operating lease expense of $200 million, less $900 million of cash interest and $100 million of cash taxes.

CONFERENCE CALL INFORMATION

      Calpine will host a conference call to discuss fourth quarter and year-end results. The conference call will occur Thursday, January 31, 2002, at 7:30 am PST. To participate via the teleconference (in listen-only mode), please dial 1-800-683-1535 at least five minutes before the start of the conference call. International callers may dial 1-973-872-3100. In addition, Calpine will simulcast the conference call live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Calpine's web site at www.calpine.com.


ABOUT CALPINE

      Based in San Jose, Calif., Calpine Corporation is an independent power company that is dedicated to providing customers with clean, efficient, natural gas-fired power generation. It generates and markets power, through plants it develops, owns and operates, in 29 states in the United States, three provinces in Canada and in the United Kingdom. Calpine also is the world's largest producer of renewable geothermal energy, and it owns 1.3 trillion cubic feet equivalent of proved natural gas reserves in Canada and the United States. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit its website at www.calpine.com.

----------------------

(1) This non-GAAP measure is defined as net income less income from unconsolidated investments, plus cash received from unconsolidated investments, plus provision for tax, plus interest expense, plus one-third of operating lease expense, plus depreciation and amortization, plus distributions on trust preferred securities.

This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity (iii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations or failure to obtain financing on acceptable terms (iv) unseasonable weather patterns that produce reduced demand for power (v) systemic economic slowdowns, which can adversely affect consumption of power by businesses and consumers (vi) cost estimates are preliminary and actual costs may be higher than estimated (vii) a competitor's development of lower-cost generating gas-fired power plants (viii) risks associated with marketing and selling power from power plants in the newly-competitive energy market (ix) the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves and operations factors relating to the extraction of natural gas, (x) the effects on the Company's business resulting from the liquidity in the trading and power industry, (xi) the Company's ability to access the capital markets on similar attractive terms, (xii) the direct or indirect effects on the Company's business of a lowering of its credit rating (or actions it may take in response to changing credit ratings criteria), including, increased collateral requirements, refusal by the Company's current or potential counterparties to enter into transactions with it and its inability to obtain credit or capital in amounts or on favorable terms, and (xiii) other risks identified from time to time in our reports and registration statements filed with the SEC, including the risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2000, as restated in our Current Report on Form 8-K filed on September 10, 2001, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

                      CALPINE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
        FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2001 AND 2000
                    (in thousands, except per share amounts)


                                                                    THREE MONTHS ENDED               TWELVE MONTHS ENDED
                                                                       DECEMBER 31,                     DECEMBER 31,
                                                                 -------------------------        -------------------------
                                                                   2001            2000             2001            2000
                                                                 ----------      ---------        ---------       ---------
                                                                (unaudited)     (unaudited)      (unaudited)
Revenue:
  Electric generation and marketing revenue
   Electricity and steam revenue............................     $  617,662      $ 607,678       $2,432,278      $1,702,493
   Sales of purchased power.................................        891,276        273,835        4,056,354         370,481
   Electric power derivative mark-to-market gain............         14,737             --           98,053              --
                                                                 ----------      ---------        ---------       ---------
  Total electric generation and marketing revenue...........      1,523,675        881,513        6,586,685       2,072,974
  Oil and gas production and marketing revenue
   Oil and gas sales........................................         71,983        132,971          427,454         336,133
   Sales of purchased gas...................................        107,941         82,013          520,723         108,329
                                                                 ----------      ---------        ---------       ---------
  Total oil and gas production and marketing revenue........        179,924        214,984          948,177         444,462
  Income (loss) from unconsolidated investments in power
     projects...............................................           (259)         2,798            8,763          24,639
  Other revenue.............................................         17,909            639           46,353           5,026
                                                                 ----------      ---------        ---------       ---------
   Total revenue............................................      1,721,249      1,099,934        7,589,978       2,547,101
                                                                 ----------      ---------        ---------       ---------

Cost of revenue:
  Electric generation and marketing expense
   Plant operating expense..................................         79,388         63,458          327,389         196,213
   Royalty expense..........................................          4,311         13,035           27,492          32,325
   Purchased power expense..................................        832,726        261,739        3,708,845         358,649
                                                                 ----------      ---------        ---------       ---------
  Total electric generation and marketing expense...........        916,425        338,232        4,063,726         587,187
  Oil and gas production and marketing expense
   Oil and gas production expense...........................         33,436         28,451          113,387          89,442
   Purchased gas expense....................................        102,773         83,689          492,587         108,331
                                                                 ----------      ---------        ---------       ---------
  Total oil and gas production and marketing expense........        136,209        112,140          605,974         197,773
  Fuel expense
   Cost of oil and natural gas burned by power plants.......        318,299        249,632        1,152,785         612,947
   Natural gas derivative mark-to-market gain...............         (9,751)            --          (36,693)             --
                                                                 ----------      ---------        ---------       ---------
  Total fuel expense........................................        308,548        249,632        1,116,092         612,947
  Depreciation expense......................................        102,573         75,847          338,244         230,787
  Operating lease expense...................................         35,583         23,059          118,873          69,419
  Other (income) expense....................................          6,075         (1,903)          15,549           2,020
                                                                 ----------      ---------        ---------       ---------
   Total cost of revenue....................................      1,505,413        797,007        6,258,458       1,700,133
                                                                 ----------      ---------        ---------       ---------

Gross profit................................................        215,836        302,927        1,331,520         846,968

Project development expense.................................         10,755         12,482           35,860          27,556
General and administrative expense..........................         40,889         45,257          157,370         102,551
Merger expense..............................................             --             --           41,627              --
                                                                 ----------      ---------        ---------       ---------
   Income from operations...................................        164,192        245,188        1,096,663         716,861

Other expense (income):
  Interest expense..........................................         52,409          5,670          165,360          74,683
  Distributions on trust preferred securities...............         15,387         15,497           61,334          44,210
  Interest income...........................................        (11,646)       (10,828)         (72,608)        (39,901)
  Other income, net.........................................        (44,530)        (2,216)         (61,423)           (777)
                                                                 ----------      ---------        ---------       ---------
   Income before provision for income taxes.................        152,572        237,065        1,004,000         638,646

Provision for income taxes..................................         48,411        102,382          351,448         264,809
                                                                 ----------      ---------        ---------       ---------
   Income before extraordinary charge and cumulative effect
        of a change in accounting principle.................        104,161        134,683          652,552         373,837
   Extraordinary gain/(charge), net of tax..................          7,307             --            6,007          (1,235)
   Cumulative effect of a change in accounting principle....             --             --            1,036              --
                                                                 ----------      ---------        ---------       ---------
   Net income...............................................     $  111,468      $ 134,683        $ 659,595       $ 372,602
                                                                 ==========      =========        =========       =========

                                                                     THREE MONTHS ENDED               TWELVE MONTHS ENDED
                                                                        DECEMBER 31,                     DECEMBER 31,
                                                                 ----------------------------      ----------------------------
                                                                    2001             2000              2001             2000
                                                                 -----------      -----------      -----------      -----------
                                                                 (unaudited)      (unaudited)      (unaudited)
Basic earnings per common share:
  Weighted average shares of common stock outstanding ......         306,142          298,159          303,522          281,070
  Income before extraordinary items and cumulative effect
      of a change in accounting principle ..................     $      0.34      $      0.45      $      2.15      $      1.33
  Extraordinary gain/(charge) ..............................     $      0.02      $        --      $      0.02      $        --
  Cumulative effect of a change in accounting principle ....     $        --      $        --      $        --      $        --
                                                                 -----------      -----------      -----------      -----------
  Net income ...............................................     $      0.36      $      0.45      $      2.17      $      1.33

Diluted earnings per common share:
  Weighted average shares of common stock outstanding before
   dilutive effect of certain convertible securities .......         318,343          314,911          317,919          297,507
  Income before dilutive effect of certain convertible
   securities, extraordinary items and change in accounting
   principle ...............................................     $      0.33      $      0.43      $      2.05      $      1.26
  Dilutive effect of certain convertible securities(1)......     $     (0.02)     $     (0.03)     $     (0.17)     $     (0.06)
                                                                 -----------      -----------      -----------      -----------
  Income before extraordinary gain/(charge) and cumulative
   effect of a change in accounting principle ..............     $      0.31      $      0.40      $      1.88      $      1.20
  Extraordinary gain/(charge) ..............................     $      0.02      $        --      $      0.02      $     (0.01)
  Cumulative effect of a change in accounting principle ....     $        --      $        --      $        --      $        --
                                                                 -----------      -----------      -----------      -----------
  Net income ...............................................     $      0.33      $      0.40      $      1.90      $      1.19
                                                                 ===========      ===========      ===========      ===========

(1) Includes the effect of the assumed conversion of certain convertible securities. For the three and twelve months ended December 31, 2001, the assumed conversion calculation adds 49,606 and 54,183 shares of common stock and $8,873 and $45,898 to the net income results, representing the after tax expense on certain convertible securities avoided upon conversion. For the three and twelve months ended December 31, 2000, the assumed conversion calculation adds 44,882 and 31,746 shares of common stock and $9,432 and $20,841 to the net income results.

                      CALPINE CORPORATION AND SUBSIDIARIES
                                SUPPLEMENTAL DATA
                                   (unaudited)

RECONCILIATION OF NET INCOME TO NET INCOME FROM RECURRING OPERATIONS

                                                                     TWELVE MONTHS ENDED          DILUTED
                                                                      DECEMBER 31, 2001      EARNINGS PER SHARE
                                                                      -----------------      ------------------
  (in thousands, except per share amounts)

Net income ..............................................                 $ 659,595                $1.90
    Extraordinary gain, net of tax benefit ..............                    (6,007)               (0.02)
    Cumulative effect of a change in accounting principle                    (1,036)                  --
    Merger expense, net of tax benefit ..................                    27,311                 0.07
                                                                          ---------                -----
Net income from recurring operations ....................                 $ 679,863                $1.95
                                                                          =========                =====

RECONCILIATION OF NET INCOME TO EBITDA, AS ADJUSTED(1)

                                                                    THREE MONTHS ENDED                TWELVE MONTHS ENDED
                                                                        DECEMBER 31,                       DECEMBER 31,
                                                              -----------------------------      ------------------------------
                                                                   2001             2000              2001              2000
                                                              ------------     ------------      ------------      ------------
(in thousands):

Net income ..............................................     $    111,468     $    134,683      $    659,595      $    372,602
 Income from unconsolidated investments in power projects              259           (2,798)           (8,763)          (24,639)
 Distributions from unconsolidated investments in power
   projects .............................................            2,387            3,262             5,983            29,979
                                                              ------------     ------------      ------------      ------------
 Adjusted net income ....................................          114,114          135,147           656,815           377,942

Interest expense ........................................           52,409            5,670           165,360            74,683
1/3 of Operating lease expense ..........................           11,861            7,687            39,624            23,140
Distributions on trust preferred securities .............           15,387           15,497            61,334            44,210
Provision for income taxes ..............................           48,411          102,382           351,448           264,809
Depreciation expense ....................................          102,573           75,847           338,244           230,787
                                                              ------------     ------------      ------------      ------------
EBITDA, as adjusted .....................................     $    344,755     $    342,230      $  1,612,825      $  1,015,571
                                                              ============     ============      ============      ============

SUPPLEMENTARY POWER DATA

  Generation (in MWh)(2).................................       14,738,000        6,641,000        43,542,000        22,750,000

  Average electric price realized (per MWh) .............     $      45.88     $      93.33      $      63.84      $      75.36

  Average spark spread realized (per MWh) ...............     $      24.64     $      55.48      $      38.01      $      48.41


NATURAL GAS SUPPLEMENTARY DATA


  (all amounts in Bcfe)          TWELVE MONTHS ENDED
                                    DECEMBER 31,
                                   2001      2000
                                  -----     -----
Natural Gas Production
   United States ............        43        27
   Canada ...................        95        83
                                  -----     -----
     Total ..................       138       110
                                  =====     =====
Average Daily Production Rate     0.378     0.301
                                  =====     =====

Proven Gas Reserves
  United States .............       617       355
  Canada(3)..................       677       817
                                  -----     -----
    Total ...................     1,294     1,172
                                  =====     =====

CAPITALIZATION

                                                                  AS OF                    AS OF
                                                            DECEMBER 31, 2001        DECEMBER 31, 2000
                                                            -----------------        -----------------

Cash balance (in billions) .....................               $ 1.5                       $ 0.6

Total debt (in billions)(4) ....................               $12.7                       $ 4.8

Debt to capitalization ratio(4) ................               76% / 24%                   57% / 43%

Present value of operating leases (in billions)                $ 2.3                       $ 1.7

Unconsolidated debt of equity method investments
 (estimated, in billions)(5) ...................               $ 0.2                       $ 0.3


   (in thousands):

Short-term debt
 Notes payable and borrowings under lines of credit,
  current                                                     $    23,239                $     1,087
 Project financing, current portion                                    --                     58,486
 Capital lease obligation, current portion                          2,206                      1,985
 Zero-Coupon Convertible Debentures Due 2021                      878,000                         --
                                                              -----------                -----------
Total short-term debt                                             903,445                     61,558

Long-term debt
 Notes payable and borrowings under lines of credit,
   net of current portion                                          74,822                    455,067
 Calpine Construction Finance Company debt revolvers            3,393,410                    701,643
 Other project financing                                               --                    772,226
 Senior notes                                                   7,049,038                  2,551,750
 Convertible Senior Notes Due 2006                              1,100,000                         --
 Capital lease obligation, net of current portion                 207,147                    208,876
                                                              -----------                -----------
Total long-term debt                                           11,824,417                  4,689,562

Total debt                                                    $12,727,862                $ 4,751,120

 Company-obligated mandatorily redeemable convertible
   preferred securities of subsidiary trusts (HIGH TIDES)     $ 1,123,024                $ 1,122,490
 Minority interests                                           $    42,230                $    37,576
 Stockholders' equity(6)                                      $ 2,855,621                $ 2,419,819

Debt to capitalization ratio
Total debt                                                    $12,727,862                $ 4,751,120
Total capitalization(7)                                       $16,748,737                $ 8,331,005
Debt to capitalization                                          76% / 24%                  57% / 43%


(1) This non-GAAP measure is presented not as a measure of operating results, but rather as a measure of our ability to service debt. It should not be construed as an alternative to either (i) income from operations or (ii) cash flows from operating activities to be disclosed in the company's Form 10-K for the year ended December 31, 2001.

(2) Does not include MWh generated by unconsolidated investments in power projects.

(3) 2001 represents preliminary proved reserves independently evaluated on a reserve and economic forecast basis in accordance with Canadian Provincial Securities definition.

(4) The Convertible Senior Notes Due 2006 were issued to repurchase the Zero-Coupon Convertible Debentures Due 2021, which may be put by holders in April 2002. Therefore, the company's total capitalization at December 31, 2001 exceeds the expected 2002 capitalization.

(5)  Amounts based on Calpine's ownership percentage.

(6) Includes other comprehensive loss ("OCI") of $393,011 for the year ended December 31, 2001. Excluding the OCI would change the debt to capitalization ratio to 74% / 26%.

(7)  Includes HIGH TIDES and minority interests.